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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) (c), AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. ___________)1


                       First Washington Realty Trust, Inc.
                                (Name of Issuer)


                          Common Stock, par value $0.01
                         (Title of Class of Securities)


                                    337489504
                                 (CUSIP Number)


                                  April 1, 1999
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

            Rule 13d-1(b)
         X  Rule 13d-1(c)
            Rule 13d-1(d)


--------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           164,231 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      164,231 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         164,231 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           186,818 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      186,818 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         186,818 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           138,974 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      138,974 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         138,974 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.6% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           16,831 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      16,831 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,831 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.2% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           30,897 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      30,897 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,897 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           25,385 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      25,385 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         25,385 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           537,751 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      537,751 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         537,751 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.9% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           537,751 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      537,751 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         537,751 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.9% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            700
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          700
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,836 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 31 Pages

                                      13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 31 Pages

                                       13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 31 Pages

                                       13G
===============================
 CUSIP No.  337489504
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           563,136 [See Preliminary Note]
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      563,136 [See Preliminary Note]
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         563,136 [See Preliminary Note]
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1% [See Preliminary Note]
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 31 Pages

Preliminary Note: FCP, FCIP, FCIP II, FCIP III, Tinicum and the Managed Account (each as defined below) own certain shares of Convertible Preferred Stock, $0.01 par value (the "Preferred Shares"), of First Washington Realty Trust, Inc. (the "Issuer"). As of May 31, 1999, the Preferred Shares are immediately convertible into shares of Common Stock, par value $0.01 (the "Shares") at a current ratio of approximately 1.28205 Shares for each Preferred Share. These entities are therefore the deemed beneficial owners of the Shares reported in this Schedule 13G. Other than 700 Shares owned beneficially by Jason Fish for the accounts for his minor children, none of the Reporting Persons, including both the entities and the individuals identified on the foregoing cover pages, directly own any Shares.

Item 1. Issuer

     (a)  Name of Issuer:

          First Washington Realty Trust, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          4350 East-West Highway, Suite 400, Bethesda, Maryland 20814

Item 2. Identity and Background.

     A.   Farallon Capital Partners, L.P. ("FCP")

          (a)  Farallon Capital Partners, L.P.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  California

          (d)  Common Stock, par value $0.01 (the "Shares")

          (e)  CUSIP No. 337489504

     B.   Farallon Capital Institutional Partners, L.P. ("FCIP")

                              Page 21 of 31 Pages

          (a)  Farallon Capital Institutional Partners, L.P.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  California

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     C.   Farallon Capital Institutional Partners II, L.P. ("FCIP II")

          (a)  Farallon Capital Institutional Partners II, L.P.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  California

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     D.   Farallon Capital Institutional Partners III, L.P. ("FCIP III")

          (a)  Farallon Capital Institutional Partners III, L.P.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  Delaware

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     E.   Tinicum Partners, L.P. ("Tinicum")

          (a)  Tinicum Partners, L.P.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325

                              Page 22 of 31 Pages

               San Francisco, CA 94111

          (c)  New York

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     F.   Farallon Capital Management, L.L.C. ("FCMLLC")

          (a)  Farallon Capital Management, L.L.C.

          (b)  One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  Delaware

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     G.   Farallon Partners, L.L.C. ("FPLLC")

          (a)  Farallon Partners, L.L.C.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  Delaware

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     H.   Enrique H. Boilini ("Boilini")

          (a)  Enrique H. Boilini

          (b)  c/o  Farallon  Capital  Management, L.L.C.
               75 Holly  Hill  Lane
               Greenwich, CT 06830

          (c)  Argentina

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

                              Page 23 of 31 Pages

     I.   David I. Cohen ("Cohen")

          (a)  David I. Cohen

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  South Africa

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     J.   Joseph F. Downes ("Downes")

          (a)  Joseph F. Downes

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     K.   William F. Duhamel ("Duhamel")

          (a)  William F. Duhamel

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     L.   Fleur E. Fairman ("Fairman")

          (a)  Fleur E. Fairman

          (b)  c/o Farallon Capital Management, L.L.C.

                              Page 24 of 31 Pages

               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     M.   Jason M. Fish ("Fish")

          (a)  Jason M. Fish

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     N.   Andrew B. Fremder ("Fremder")

          (a)  Andrew B. Fremder

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     O.   Richard B. Fried ("Fried")

          (a)  Richard B. Fried

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

                              Page 25 of 31 Pages

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     P.   William F. Mellin ("Mellin")

          (a)  William F. Mellin

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     Q.   Stephen L. Millham ("Millham")

          (a)  Stephen L. Millham

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     R.   Meridee A. Moore ("Moore")

          (a)  Meridee A. Moore

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     S.   Thomas F. Steyer ("Steyer")

                              Page 26 of 31 Pages

          (a)  Thomas F. Steyer

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza
               Suite 1325
               San Francisco, CA 94111

          (c)  United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     With respect to the persons or entities listed above: (i) FCP is filing with respect to the Shares of which FCP is the deemed beneficial owner (through direct beneficial ownership of Preferred Shares); (ii) FCIP is filing with respect to the Shares of which FCIP is the deemed beneficial owner (through direct beneficial ownership of Preferred Shares); (iii) FCIP II is filing with respect to the Shares of which FCIP II is the deemed beneficial owner (through direct beneficial ownership of Preferred Shares); (iv) FCIP III is filing with respect to the Shares of which FCIP III is the deemed beneficial owner (through direct beneficial ownership of Preferred Shares); (v) Tinicum (collectively, with FCP, FCIP, FCIP II and FCIP III, the "Partnerships") is filing with respect to the Shares of which Tinicum is the deemed beneficial owner (through direct beneficial ownership of Preferred Shares); (vi) FCMLLC is filing with respect to the Shares of which an account managed by FCMLLC (the "Managed Account"1) is the deemed beneficial owner (through the Managed Account s direct ownership of Preferred Shares); (vii) FPLLC is filing with respect to the Shares of which each of the Partnerships is the deemed beneficial owner (through direct ownership of Preferred Shares); (viii) each of Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Mellin, Millham, Moore and Steyer is filing with respect to the Shares of which each of the Partnerships and the Managed Accounts is the deemed beneficial owner (through direct ownership of Preferred Shares); (ix) Fish is filing with respect to the Shares which each of the Partnerships and the Managed Account is the deemed beneficial owner (through direct ownership of Preferred Shares) and with respect to the 700 Shares held for the accounts of his minor children; and (x) Fairman is filing with respect to the Shares of which each of the Partnerships is the beneficial ownership (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

      The Preferred Shares in respect of which each Partnership is deemed to beneficially own Shares are owned directly by each such Partnership. The Preferred Shares in respect of which FCMLLC is deemed to beneficially own Shares are owned directly by the Managed Account. FPLLC, as general partner to the Partnerships, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. FCMLLC, as investment adviser to the Managed Account, may be deemed the beneficial owner of the Shares beneficially owned by the Managed Account. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer, as managing members of FPLLC and FCMLLC, may be deemed the


--------------

     2The name and address of the Managed Account is The Absolute Return Fund of The Common Fund, a non-profit corporation, 450 Post Road East, Westport, Connecticut 06881.

                              Page 27 of 31 Pages
beneficial owner of the Shares beneficially owned by the Partnerships and the Managed Account. Fairman, as a managing member of FPLLC, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares. Fish may be deemed to be the beneficial owner of the 700 Shares held for the accounts of his minor children.


Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
        (c), check whether the person filing is a:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance  Company as defined in Section  3(a)(19) of the Exchange
              Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

     (e)  [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(ii)(F);

     (g) [ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

Item 4. Ownership

     (a)  Amount Beneficially Owned:

          The information set forth in Row (9) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

     (b)  Percent of Class:

                              Page 28 of 31 Pages

          The information set forth in Row (11) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               The information set forth in Row (5) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

          (ii) shared power to vote or to direct the vote:

               The information set forth in Row (6) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

          (iii)sole power to dispose or to direct the disposition of:

               The information set forth in Row (7) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

          (iv) shared power to dispose or to direct the disposition of:

               The information set forth in Row 8 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

     The Preferred Shares in respect of which each Partnership is deemed to beneficially own Shares are owned directly by each such Partnership. The Preferred Shares in respect of which FCMLLC is deemed to beneficially own Shares are owned directly by the Managed Account. FPLLC, as general partner to the Partnerships, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. FCMLLC, as investment adviser to the Managed Account, may be deemed the beneficial owner of the Shares beneficially owned by the Managed Account. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer, as managing members of FPLLC and FCMLLC, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships and the Managed Account. Fairman, as a managing member of FPLLC, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares. Fish may be deemed to be the beneficial owner of the 700 Shares held for the accounts of his minor children.


Item 5. Ownership of Five Percent or Less of a Class

                              Page 29 of 31 Pages

          Not  Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not  Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not  Applicable.

Item 8. Identification and Classification of Members of the Group

          Not  Applicable.

Item 9. Notice of Dissolution of Group

          Not  Applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 30 of 31 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 7, 1999

                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and TINICUM PARTNERS, L.P.
                        by Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as
                        attorney-in-fact for each of Enrique H. Boilini,
                        David I. Cohen, Joseph F. Downes, William F. Duhamel Fleur E. Fairman, Jason M. Fish, Andrew B.
                        Fremder,  Richard B. Fried William F. Mellin,  Stephen
                        L. Millham and Meridee A. Moore.


The Powers of Attorney executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13G on each person s behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13G on each person s behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.


                              Page 31 of 31 Pages